Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160032

Prospectus Supplement
(To Prospectus dated July 1, 2009)

2,386,000 Shares

Enterprise Financial Services Corp

Common Stock

     This Prospectus Supplement relates to an offering of 2,386,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “EFSC”. On May 18, 2011, the last reported sale price of our common stock on NASDAQ was $13.56 per share.

     The shares of our common stock are not savings accounts, deposits or other obligations of our bank subsidiary, any non-bank subsidiary or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors that you should consider before making your investment decision.
______________________________

     Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
______________________________

	Per Share	Total
Public offering price	$12.75	$30,421,500
Underwriting discounts and commissions	$0.765	$1,825,290
Proceeds to us (before expenses)	$11.985	$28,596,210

     The underwriter was granted an option to purchase up to an additional 357,900 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

     The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 24, 2011.

Keefe, Bruyette & Woods
Prospectus Supplement dated May 18, 2011.

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ABOUT THIS PROSPECTUS SUPPLEMENT

     This document consists of two parts:

     •  The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and adds to the more general information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus.

     •  The second part is the prospectus, which describes more general information about us, our common stock and other securities that we may issue from time to time, some of which may not apply to the offering.

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

     Enterprise Financial Services Corp, or EFSC, is a financial holding company incorporated in the State of Delaware and headquartered in Clayton, Missouri. In this prospectus supplement, the “Company,” “we,” “our,” “ours,” and “us” refer to Enterprise Financial Services Corp and its subsidiaries on a consolidated basis, unless the context otherwise requires. References in this prospectus to the “Bank” or “Enterprise Bank” mean Enterprise Bank & Trust, a Missouri chartered trust company with banking powers, which is our principal subsidiary. When we refer to the “common stock,” we refer to all shares of our common stock offered pursuant to this prospectus supplement.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference contain or incorporate statements that are considered “forward-looking statements” within the meaning of and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified with use of terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue” and the negative of these terms and similar words, although some forward-looking statements are expressed differently. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to: credit risk; change in appraised valuation of real estate securing impaired loans; outcomes of litigation and other contingencies; exposure to general and local economic conditions; risks associated with rapid increase or decrease in prevailing interest rates; consolidation within the banking industry; competition from banks and other financial institutions; our ability to attract and retain relationship officers and other key personnel; burdens imposed by federal and state regulation; changes

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in accounting regulation or standards of banks; and other risks discussed under the caption “Risk Factors” in this prospectus supplement, as well as the risk factors included in the documents incorporated herein by reference, including under “Item 1A – Risk Factors” of our Annual Report on Form 10-K and under “Part II – Other Information: Item 1A – Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

     Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis and expectations only as of the date of such statements. Forward-looking statements speak only as of the date they are made, and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by federal securities law. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not put undue reliance on any forward-looking statements. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission which are available on our website at www.enterprisebank.com.

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PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information about this offering and us. Before making an investment decision, you should carefully read this entire prospectus supplement including the information set forth under the caption “Risk Factors” and the accompanying prospectus, as well as the other documents incorporated by reference herein, including the risk factors described in such documents.

Company Overview

     We are a financial holding company incorporated under the laws of the State of Delaware. We are highly focused on serving the needs of private businesses, their owner families and other professionals. We serve our clients through full product offerings in two primary segments: commercial banking and wealth management.

     Enterprise Bank & Trust (“Enterprise Bank”), our banking subsidiary, is a Missouri chartered trust company with banking powers and is the largest publicly-held bank headquartered in St. Louis by assets. Enterprise Bank offers a broad range of business and personal banking services, including a wide variety of deposit products and a complete suite of treasury management and international trade services to complement our lending capabilities. We also have a wealth management line of business that includes the Company’s trust operations and Missouri state tax credit brokerage activities.

     Enterprise Bank opened for business in 1988 in a single location in St. Louis, Missouri, and since then has expanded to conduct its banking operations from four banking locations in the St. Louis metropolitan area, seven banking locations in the Kansas City metropolitan area, and four banking locations in the Phoenix metropolitan area. At March 31, 2011, our loan portfolio for the St. Louis, Kansas City, and Phoenix metropolitan areas totaled $1.2 billion, $528 million, and $227.9 million (at fair value), respectively. We have grown through a combination of organic growth and selective acquisitions.

     Over the past 5 years, despite the challenges facing financial institutions, we have grown our business financially as well as geographically. Specifically, we have:
  increased total assets 120%, from $1.33 billion to $2.93 billion;
  increased total portfolio loans 86%, from $1.05 billion to $1.95 billion;
  grown core deposits 116%, from $1.05 billion to $2.27 billion;
  grown total shareholder equity 107%, from $92.4 million to $191.0 million; and
  grown our total revenue at a compound annual growth rate of 12%.
     Our principal executive offices are located at 150 N. Meramec, Clayton, Missouri 63105, our telephone number is (314) 725-5500, and our website is http://www.enterprisebank.com. We are not incorporating the information on our website into this prospectus supplement, and neither the website nor the information on our website is included or incorporated in, or is a part of, this prospectus supplement.

Competitive Strengths

     We believe that we distinguish ourselves from our competitors through the following competitive strengths:

     Long-term Relationship Focus. Our stated mission is to “guide our clients to a lifetime of financial success.” Our historical organic growth strategy has been largely client relationship driven. We continuously seek to add and build relationships with clients who fit our target market of business owners and associated relationships. Those relationships are maintained, cultivated and expanded over time by banking officers who generally are highly experienced. This strategy enables us to attract clients with significant and growing borrowing and wealth management needs who will grow along with us. As a result of our long-term relationship orientation, we fund our loan growth primarily with core deposits from our business and professional clients in addition to consumers in our branch market areas.

     Growth Strategy. Our growth strategy focuses on organic growth, complemented by disciplined acquisitions, including FDIC-assisted acquisitions of troubled financial institutions. Since December 2009, we have completed three FDIC-assisted acquisitions in the Phoenix market. In conjunction with each acquisition, Enterprise Bank entered into loss share agreements with the FDIC, under which the FDIC has agreed to reimburse Enterprise Bank for a percentage, generally not less than 80%, of losses on certain loans and other real estate acquired. Through these acquisitions, Enterprise Bank acquired a total of $431.7 million in assets and $54.3 million in core deposits. In 2010, the loans and other assets acquired from Valley Capital Bank N.A. and Home National Bank contributed $13 million to our pre-tax, pre-provision income. See “Reconciliation of Non-GAAP Financial Measures,” below. We routinely review potential transactions, including additional FDIC-assisted transactions, which we believe are an effective way to expand in our targeted markets.

     Specialty Lending and Product Niches. We have focused an increasing amount of our lending activities in specialty markets where we believe our expertise and experience as a sophisticated commercial lender provides advantages over other competitors. These specialty lending activities focus on the following areas:
  Enterprise Value Lending/Senior Debt Financing. We support mid-market company mergers and acquisitions primarily for Midwest-based manufacturing companies. We market directly to targeted private equity firms and provide a combination of senior debt and mezzanine debt financing. We established a new $10 million mezzanine debt fund in 2010 and at December 31, 2010, we had $29.8 million in outstanding loans in this niche.

  Tax Credit Related Lending. We are a secured lender on affordable housing projects funded through the use of Missouri state low income housing tax credits. In addition, we provide leveraged loans on projects funded through the Department of the Treasury CDFI New Markets Tax Credit program. At December 31, 2010, we had over $100 million of loan commitments outstanding for projects financed under Affordable Housing and New Markets Tax Credit programs. In addition, we were recently selected as one of 99 total allocatees, and one of only 18 banks, for New Markets Tax Credits. In this capacity, we will be responsible for allocating $35 million of New Markets Tax Credits to developers and projects.

  Tax Credit Brokerage. Our wealth management business acquires Missouri state tax credits from affordable housing development funds and sells the tax credits to wealth management clients and other individuals. In 2010, gains from state tax credit brokerage activities were $2.3 million.

  Life Insurance Premium Finance. We specialize in financing high end whole life insurance premiums utilized in high net worth estate planning. At December 31, 2010, we had over $100 million in loan commitments outstanding in this highly specialized niche area and annual fees amounting to approximately $250,000 for the year ended December 31, 2010.

  Enterprise Advisory Services. We have developed a proprietary deposit platform allowing registered investment advisory firms to offer FDIC insured cash deposits in addition to other investment products. At December 31, 2010, this program represented $186 million in core deposit balances.
     Our Wealth Management Business. Enterprise Trust provides financial planning, advisory, investment management and trust services to businesses, individuals, institutions, and non-profit organizations. We employ attorneys, certified financial planners, estate planning professionals, and other investment professionals to assist clients in defining lifetime goals and designing plans to achieve them, consistent with our long-term relationship strategy. Trust assets under administration were $1.6 billion at March 31, 2011 compared to $1.5 billion at December 31, 2010 and $1.3 billion at March 31, 2010.

     Maintaining Strong Asset Quality. We monitor asset quality through ongoing, multiple-level formal reviews of our loans in each market. These reviews are overseen by our centralized credit administration department. In addition, the loan portfolio is subject to ongoing monitoring by a centralized loan review function that reports directly to the audit committee of our board of directors.

Recent Developments

     On April 28, 2011, we reported our earnings for the quarter ended March 31, 2011. A summary of our first quarter results is set forth below.
  Earnings:

    We reported record quarterly net income of $7.1 million for the first quarter ended March 31, 2011, an increase of $653,000, or 10%, compared to net income of $6.4 million for the fourth quarter ended December 31, 2010 and an increase of $10.1 million when compared to a net loss of $3.0 million for the first quarter ended March 31, 2010. After deducting dividends on preferred stock, we reported net income of $0.42 per fully diluted share for the first quarter of 2011. Our pre-tax, pre-provision income for the first quarter of 2011 was $14.1 million, an increase of 4% compared to pre-tax, pre-provision income of $13.6 million for the fourth quarter of 2010 and an increase of 56% compared to $9.1 million for the first quarter of 2010. See “Reconciliation of Non-GAAP Financial Measures,” below.

    Net interest rate margin was 4.19% for the first quarter of 2011, compared to 4.70% for the fourth quarter of 2010 and 3.47% for the first quarter ended March 31, 2010. The net interest rate margin for the fourth quarter of 2010 was significantly impacted by the yield on the loans covered under our FDIC loss share agreements (“Covered Loans”). Covered Loans yielded 29.7% in the fourth quarter of 2010 primarily due to cash flows on paid off Covered Loans that exceeded expectations. In the first quarter of 2011, Covered Loans yielded 16.8%. Absent the Covered Loans, the net interest rate margin was 3.34% for the first quarter of 2011 compared to 3.57% for the fourth quarter of 2010. The reduction in the net interest rate margin, excluding the Covered Loans, was primarily due to our increasingly strong liquidity position.

    Our efficiency ratio was 55.1% for the quarter ended March 31, 2011, compared to 62.7% for quarter ended December 31, 2010 and 60.2% for the prior year period.

    Noninterest expenses for the first quarter of 2011 were $17.5 million, a decrease of $2.2 million, or 11%, compared to noninterest expenses of $19.6 million for the fourth quarter of 2010. The decrease is primarily due to a $1.9 million reduction in loan legal and other real estate expenses, the reversal of a portion of the accrual for a potential fraud loss on a depository account established in the fourth quarter of 2010, and a decrease in the reserve for unfunded commitments, offset by a $1.2 million increase in salaries and benefits. Noninterest expenses increased $3.8 million, or 28%, compared to the first quarter of 2010. The increase over the prior year period consists of various expenses including $2.1 million in salaries and benefits primarily due to variable compensation accruals and staff additions to support our Arizona acquisition activity and $1.2 million in higher loan legal and other real estate expenses.
  Deposits and Liquidity: Total deposits at March 31, 2011 were $2.4 billion, an increase of $132.7 million, or 6%, over December 31, 2010 and $526.4 million, or 28%, over March 31, 2010.

    Core deposits, which exclude brokered certificates of deposit and include reciprocal CDARS deposits, increased $132.7 million, or 6%, in the first quarter of 2011 compared to the fourth quarter of 2010. On a year over year basis, core deposits increased $501.7 million, or 28%. Noninterest-bearing demand deposits increased $81.9 million, or 22%, from December 31, 2010 and $147.2 million, or 49%, from March 31, 2010. Noninterest-

bearing demand deposits represented 18% of total deposits at March 31, 2011, up from 16% at both December 31, 2010 and March 31, 2010.
  Allowance for Loan and Credit Losses and Credit Quality:

    Provision for loan losses was $3.6 million in the first quarter of 2011, relatively flat compared to $3.3 million in the fourth quarter of 2010 and significantly less than the $13.8 million recorded in the first quarter of 2010. The large provision for loan losses in the first quarter of 2010 was due to higher levels of loan risk rating downgrades. Our allowance for loan losses was 2.19% of total loans at March 31, 2011, representing 98% of nonperforming loans. The loan loss allowance was 2.26% of total loans at December 31, 2010, representing 92% of nonperforming loans, and 2.45% of total loans at March 31, 2010, representing 79% of nonperforming loans.

    Nonperforming loans, including troubled debt restructurings of $9.7 million, were $43.5 million at March 31, 2011, down from $46.4 million at December 31, 2010 and $55.8 million at March 31, 2010. During the quarter ended March 31, 2011, there were $18.5 million of additions, $4.0 million of charge-offs, $6.4 million of other principal reductions, $7.0 million of assets transferred to other real estate and $4.0 million of assets transferred back to performing status. Of the $18.5 million in new nonperforming loans, five construction real estate loans representing three relationships comprised over $15.7 million, or 85% of the total. Nonperforming loans represented 2.23% of total loans at March 31, 2011 versus 2.45% of total loans at December 31, 2010 and 3.10% at March 31, 2010.

    Other real estate at March 31, 2011 was $51.3 million, compared to $36.2 million at December 31, 2010 and $20.9 million at March 31, 2010. Approximately 45% of total other real estate, or $22.9 million, is covered by one of three FDIC loss share agreements (“Covered ORE”). Of the $15.1 million increase over the linked fourth quarter, almost 80%, or $12.0 million, was comprised of Covered ORE, principally related to our January 2011 acquisition of Legacy Bank. Non-Covered ORE totaled $28.4 million at March 31, 2011, an increase of $3.1 million from December 31, 2010. At March 31, 2010, Non-Covered ORE totaled $18.7 million. During the first quarter of 2011, we sold $4.0 million in other real estate, recording a gain of $423,000.

    Net charge-offs in the first quarter of 2011 declined to $3.5 million, representing an annualized rate of 0.73% of average loans, compared to net charge-offs of $7.6 million, an annualized rate of 1.57% of average loans, in the linked fourth quarter and $12.7 million, an annualized rate of 2.83% of average loans in the first quarter of 2010.
  Capital Ratios:

    Total capital to risk-weighted assets was 14.34% at March 31, 2011 compared to 14.30% at December 31, 2010 and 14.29% at March 31, 2010. Our tangible common equity ratio was 5.22% at March 31, 2011 versus 5.26% at December 31, 2010 and 5.92% at March 31, 2010. The year over year reduction in the tangible common equity ratio was attributable to increased assets resulting from our FDIC-assisted acquisitions. Our Tier 1 common equity ratio was 7.51% at March 31, 2011 compared to 7.37% at December 31, 2010 and 7.16% at March 31, 2010.
Reconciliation of Non-GAAP Financial Measures

     Pre-tax, pre-provision income, Tier 1 common equity ratio, and tangible common equity ratio are each a “Non-GAAP” financial measure within the meaning of Item 10 of Regulation S-K promulgated by the SEC. We believe these Non-GAAP measurements are useful to an understanding of the operating results of our core business and reflect the basis on which management internally reviews financial performance and capital adequacy. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies.

PRE-TAX INCOME (LOSS) TO PRE-TAX, PRE-PROVISION INCOME

	For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands)	2011	2010	2010	2010	2010
Pre-tax income (loss)	$10,636	$8,347	$7,233	$537	$(4,776)
Sales and fair value writedowns of other real estate	19	2,683	1,606	678	586
Sale of securities	(174)	(781)	(124)	(525)	(557)
Income (loss) before income tax	10,481	10,249	8,715	690	(4,747)
Provision for loan losses	3,600	3,325	7,650	8,960	13,800
Pre-tax, provision income	$14,081	$13,574	$16,365	$9,650	$9,053

TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

	For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands)	2011	2010	2010	2010	2010
Shareholders’ equity	$191,015	$183,348	$180,580	$176,872	$175,234
Less: Goodwill	(3,879)	(2,064)	(2,064)	(2,064)	(2,064)
Less: Intangible assets	(1,921)	(1,223)	(1,322)	(1,423)	(1,531)
Less: Unrealized gains; Plus: Unrealized Losses	(244)	573	(2,133)	(2,675)	(1,114)
Plus: Qualifying trust preferred securities	62,398	60,448	59,525	58,319	57,773
Other	1,352	747	748	718	718
Tier 1 capital	$248,721	$241,829	$235,334	$229,747	$229,016
Less: Preferred stock	(32,707)	(32,519)	(32,334)	(32,153)	(31,976)
Less: Qualifying trust preferred securities	(62,398)	(60,448)	(59,525)	(58,319)	(57,773)
Tier 1 common equity	$153,616	$148,862	$143,475	$139,275	$139,267

Total risk-weighted assets determined in accordance
with prescribed regulatory requirements	$2,045,886	$2,019,885	$1,994,802	$1,927,769	$1,945,311

Tier 1 common equity to risk-weighted assets	7.51%	7.37%	7.19%	7.22%	7.16%

SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

	For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands)	2011	2010	2010	2010	2010
Shareholders’ equity	$191,015	$183,348	$180,580	$176,872	$175,234
Less: Preferred stock	(32,707)	(32,519)	(32,334)	(32,153)	(31,976)
Less: Goodwill	(3,879)	(2,064)	(2,064)	(2,064)	(2,064)
Less: Intangible assets	(1,921)	(1,223)	(1,322)	(1,423)	(1,531)
Tangible common equity	$152,508	$147,542	$144,860	$141,232	$139,663

Total assets	$2,925,316	$2,805,840	$2,504,244	$2,272,729	$2,361,405
Less: Goodwill	(3,879)	(2,064)	(2,064)	(2,064)	(2,064)
Less: Intangible assets	(1,921)	(1,223)	(1,322)	(1,423)	(1,531)
Tangible Assets	$2,919,516	$2,802,553	$2,500,858	$2,269,242	$2,357,810

Tangible common equity to tangible assets	5.22%	5.26%	5.79%	6.22%	5.92%

The Offering

Common stock we are offering	2,386,000 shares of common stock, par value $0.01 per share

Common stock outstanding after
this offering	17,331,038 shares(1)

Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $28,196,210 (approximately $32,485,641 if the underwriter’s option to purchase additional shares is exercised in full), after the payment of underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes, which may include funding working capital needs, supporting growth and regulatory capital needs, expanding through acquisitions or redemption of other securities outstanding from time to time. See “Use of Proceeds” in this prospectus supplement.

Listing	NASDAQ Global Select Market, or “NASDAQ,” Symbol: “EFSC”

Risk factors	An investment in our common stock involves significant risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, as well as the risk factors included in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and “Part II – Other Information: Item 1A – Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.
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(1)	The number of shares of our common stock to be outstanding after this offering is based on 14,945,038 shares outstanding as of May 18, 2011 and does not include 357,900 shares of common stock which may be sold to the underwriter if it exercises its option to purchase additional shares in full. In addition, the number of shares of our common stock to be outstanding after this offering excludes the following, in each case as of May 18, 2011:

  1,439,263 shares issuable upon the conversion of convertible trust preferred securities outstanding;

  863,294 shares issuable upon the exercise of stock options and stock settled stock appreciation rights outstanding under our various equity incentive plans, having an average exercise price of $15.89 per share of our common stock;

  35,462 shares issuable upon the vesting of restricted stock units under our various equity incentive plans;

  637,241 additional shares of our common stock reserved for issuance pursuant to our various equity incentive plans;

  25,552 additional shares of our common stock reserved for issuance pursuant to our Non-management Director Stock plan; and

  324,074 shares issuable upon the exercise of an outstanding warrant held by the United States Department of the Treasury (the “CPP Warrant”).

Selected Historical Financial Data

     The following selected historical financial information as of and for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 is derived from our audited consolidated financial statements and related notes for those periods. The selected financial information as of and for the three months ended March 31, 2011 and 2010 are derived from our unaudited condensed consolidated financial statements and related notes for those periods. These tables should be read in conjunction with such consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement.

	At or for the three
	months ended
	March 31,		At or for the year ended December 31,
(in thousands, except per share data)	2011	2010	2010	2009	2008	2007	2006
EARNINGS SUMMARY:
Interest income	$34,563	$27,275	$122,035	$118,486	$127,021	$130,249	$98,545
Interest expense	7,825	8,652	32,411	48,845	60,338	69,242	47,308
Net interest income	26,738	18,623	89,624	69,641	66,683	61,007	51,236
Provision for loan losses	3,600	13,800	33,735	40,412	26,510	5,120	2,273
Noninterest income	4,963	4,056	18,360	19,877	20,341	12,852	9,897
Noninterest expense	17,465	13,655	62,908	98,427	48,776	44,695	37,754
Income (loss) from continuing operations	10,636	(4,776)	11,341	(49,321)	11,738	24,044	21,107
Income tax expense (benefit) from
continuing operations	3,557	(1,762)	2,221	(2,650)	3,672	8,098	7,357
Net income (loss) from continuing operations	7,079	(3,014)	9,120	(46,671)	8,066	15,946	13,750
NET INCOME	$7,079	$(3,014)	$9,120	$(47,955)	$1,848	$17,255	$15,379

PER SHARE DATA:
Basic earnings (loss) per common share -
From continuing operations	$0.43	$(0.25)	$0.45	$(3.82)	$0.63	$1.30	$1.25
Basic earnings (loss) per common share -
Total	0.43	(0.25)	0.45	(3.92)	0.14	1.41	1.40
Diluted earnings (loss) per common share -
From continuing operations	0.42	(0.25)	0.45	(3.82)	0.63	1.27	1.21
Diluted earnings (loss) per common share -
Total	0.42	(0.25)	0.45	(3.92)	0.14	1.37	1.35
Cash dividends paid on common shares	0.0525	0.0525	0.21	0.21	0.21	0.21	0.18
Book value per common share	10.60	9.65	10.31	10.25	14.33	13.91	11.50
Tangible book value per common share	10.21	9.40	9.91	9.97	10.27	8.81	8.40

BALANCE SHEET DATA:
Ending balances:
Portfolio loans not covered under FDIC
loss share	1,761,034	1,786,097	1,766,351	1,818,481	2,201,457	1,784,278	1,376,452
Portfolio loans covered under FDIC loss
share	191,447	13,127	126,711	13,644	-	-	-
Allowance for loan losses	42,822	44,079	42,759	42,995	33,808	25,585	17,475
FDIC loss share receivable	103,529	10,563	88,292	10,368	-	-	-
Goodwill	3,879	2,064	2,064	2,064	48,512	57,177	29,983
Intangibles, net	1,921	1,531	1,223	1,643	3,504	6,053	5,789
Assets	2,925,316	2,361,405	2,805,840	2,365,655	2,493,767	2,141,329	1,600,004
Deposits	2,430,430	1,904,054	2,297,721	1,941,416	1,792,784	1,585,013	1,315,508
Subordinated debentures	85,081	85,081	85,081	85,081	85,081	56,807	35,054
Borrowings	205,198	188,538	226,633	167,438	392,926	312,427	105,481
Shareholders’ equity	191,015	175,234	183,348	163,912	214,572	172,515	132,683
Average balances:
Loans not covered under FDIC loss share	1,771,761	1,808,552	1,782,023	2,097,028	2,001,073	1,599,596	1,214,436
Loans covered under FDIC loss share	190,625	13,012	72,724	1,244	-	-	-
Earning assets	2,616,711	2,206,303	2,262,430	2,334,697	2,125,581	1,723,214	1,355,704
Assets	2,896,285	2,336,787	2,455,555	2,462,237	2,298,882	1,856,466	1,440,685
Interest-bearing liabilities	2,285,181	1,880,342	1,957,390	2,025,339	1,883,904	1,469,258	1,110,845
Shareholders’ equity	188,187	175,223	179,896	177,374	182,175	160,783	112,633

SELECTED RATIOS:
Return on average common equity	16.82%	(10.26)%	4.50%	(34.51)%	0.98%	10.73%	13.65%
Return on average assets	0.90	(0.63)	0.27	(2.05)	0.08	0.93	1.07
Efficiency ratio	55.09	60.21	58.26	109.95	56.05	60.51	61.76
Average common equity to average assets	5.37	6.14	6.02	5.92	7.89	8.65	7.78
Yield on average interest-earning assets	5.40	5.06	5.44	5.15	6.04	7.63	7.34
Cost of interest-bearing liabilities	1.39	1.87	1.66	2.41	3.20	4.71	4.26
Net interest rate spread	4.01	3.19	3.78	2.74	2.84	2.92	3.08
Net interest rate margin	4.19	3.47	4.01	3.06	3.20	3.61	3.85
Nonperforming loans to total loans	2.23	3.10	2.45	2.10	1.61	0.71	0.47
Nonperforming assets to total assets*	2.48	3.19	2.97	2.69	1.98	0.73	0.50
Net charge-offs to average loans**	0.73	2.83	1.83	1.42	0.76	0.13	0.10
Allowance for loan losses to total loans	2.19	2.45	2.26	2.35	1.54	1.27	1.27
Dividend payout ratio - basic	11.07	(25.93)	34.22	(5.62)	144.02	15.29	12.85

*Excludes Other Real Estate covered by FDIC loss share agreements, except for their inclusion in total assets.
**Annualized at March 31, 2011 and 2010.

RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business

     Various factors may cause our allowance for loan losses to increase. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s estimate of probable losses within the existing portfolio of loans. The allowance, in the judgment of management, is sufficient to reserve for estimated loan losses and risks inherent in the loan portfolio. We continue to monitor the adequacy of our loan loss allowance and may need to increase it if economic conditions continue to deteriorate. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments that can differ somewhat from those of our own management. In addition, if charge-offs in future periods exceed the allowance for loan losses (i.e., if the loan allowance is inadequate), we will need additional loan loss provisions to increase the allowance for loan losses. Additional provisions to increase the allowance for loan losses, should they become necessary, would result in a decrease in net income or an increase in net loss and a reduction in capital, and may have a material adverse effect on our financial condition and results of operations.

     Our loan portfolio is concentrated in certain markets which could result in increased credit risk. Substantially all of our loans are to businesses and individuals in the St. Louis, Kansas City, and Phoenix metropolitan areas. The regional economic conditions in areas where we conduct our business have an impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources.

     Our loan portfolio mix, which has a concentration of loans secured by real estate, could result in increased credit risk. A significant portion of our portfolio is secured by real estate, and thus we face a high degree of risk from a downturn in our real estate markets. If real estate values continue to decline further in our markets, the value of real estate collateral securing our loans could be significantly reduced. Our ability to recover on defaulted loans for which the primary reliance for repayment is on the real estate collateral by foreclosing and selling that real estate would then be diminished, and we would be more likely to suffer losses on defaulted loans.

     Additionally, because Kansas is a judicial foreclosure state, all foreclosures must be processed through the Kansas state courts. Due to this process, it takes approximately one year for us to foreclose on real estate collateral located in the State of Kansas. Our ability to recover on defaulted loans secured by Kansas property may be delayed, and our recovery efforts are lengthened, due to this process.

     We face potential risks from litigation brought against the Company and the Bank. We are from time to time involved in various lawsuits and legal proceedings. Recently, the Bank, along with other co-defendants, including a former President and Chief Executive Officer of the Bank’s trust division (the “Former Trust President”), has been named as a defendant in two lawsuits filed by clients, or purported clients, of the Bank’s trust division who invested in promissory notes issued by Distinctive Properties (UK) Limited (“Distinctive Properties”), a company involved in the purchase and development of real estate in the United Kingdom.

     In Phil Rosemann, et. al. v. Martin Sigillito, Enterprise Bank & Trust, et. al., Case No. 4:10-CV-1165-LRR (pending in the United States District Court for the Eastern District of Missouri), filed on March 30, 2011, the Bank was named as a defendant in an existing lawsuit brought by approximately 78 plaintiffs against 38 other defendants, including the Former Trust President and 20 “john doe” defendants. The lawsuit concerns investments the plaintiffs allegedly made in certain promissory notes issued by Distinctive Properties (the “Distinctive Notes”), which plaintiffs allege were part of a multi-million dollar Ponzi scheme. Plaintiffs allege to have IRA custodial accounts at Enterprise Bank which hold the Distinctive Notes. Plaintiffs assert, among other things, that the Bank was negligent, breached its fiduciary duties and breached its contracts by allowing the Distinctive Notes to be renewed, improperly disbursing funds and allowing interest payments to be credited to the accounts without receipt of such payments. Plaintiffs also assert that the Bank, and certain other defendants including the Former Trust President, violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and conspired to violate RICO in connection with the sale of the Distinctive Notes to the plaintiffs. Plaintiffs are seeking in excess of $26,000,000 in damages from defendants, including the Bank, related to these claims as well as their costs and attorneys’ fees and trebled damages under RICO.

     In, BJD, LLC and Barbara Dunning v. Enterprise Bank & Trust, et. al., Case No. 11SL-CC01331 (pending in the Circuit Court of the County of St. Louis, State of Missouri), filed on April 4, 2011, Barbara Dunning and an affiliated entity, BJD, LLC (“BJD”), filed a lawsuit against four defendants including the Bank and the Former Trust President relating to BJD’s investment in the Distinctive Notes. Plaintiffs allege that the Bank, and the other defendants, including the Former Trust President, breached their fiduciary duties and were negligent in allowing BJD to invest in the Distinctive Notes because the loan program was allegedly never funded and the assets of the borrower did not exist or were overvalued. Plaintiffs are seeking $811,875 in damages, 9% interest, punitive damages, attorneys’ fees and costs.

     While we cannot with certainty determine the potential outcome of this or any other pending or threatened litigation against the Company or the Bank, litigation-related costs and any legal liability as a result of an adverse determination with respect to one or more of these legal proceedings could have a material adverse effect on our business, cash flows, financial position and results of operations and could cause us significant reputational harm, including without limitation as a result of negative publicity the Company may face even if it prevails in such legal proceedings, which could adversely affect our business prospects.

     Liquidity risk could impair our ability to fund operations and jeopardize our financial condition. Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial material adverse effect on our liquidity. Our access to funding sources in amounts that are adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn, our failure to remain well-capitalized or adverse regulatory action against us. Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole. We believe our level of liquid assets is sufficient to meet current and anticipated funding needs.

     Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance. A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, investment securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Significant fluctuations in market interest rates could materially and adversely affect not only our net interest spread, but also our asset quality and loan origination volume.

     If our businesses do not perform well, we may be required to establish a valuation allowance against the deferred income tax asset, which could have a material adverse effect on our results of operations and financial condition. Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by management to determine if they are realizable. If based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income. As of March 31, 2011, the Company did not carry a valuation allowance against its deferred tax asset balance of $15.6 million. Future facts and circumstances may require a valuation allowance. Charges to establish a valuation allowance could have a material adverse effect on our results of operations and financial position.

     If the Bank incurs losses that erode its capital, it may become subject to enhanced regulation or supervisory action. Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the Missouri Division of Finance and the Federal Reserve, and separately the FDIC as insurer of the Bank’s deposits, have the authority to compel or restrict certain actions if the Bank’s capital should fall below adequate capital standards as a result of future operating losses, or if its bank regulators determine that it has insufficient capital. Among other matters, the corrective actions include but are not limited to requiring affirmative action to correct any conditions resulting from any violation or practice; directing an increase in capital and the maintenance of specific minimum capital ratios; restricting the Bank’s operations; limiting the rate of interest the Bank may pay on brokered deposits; restricting the amount of distributions and dividends and payment of interest on its trust preferred securities; requiring the Bank to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements and consent or cease and desist orders to take corrective action and enjoin unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; and taking possession of and closing and liquidating the Bank. See “Regulatory Considerations” in this prospectus supplement.

     Changes in government regulation and supervision may increase our costs. Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not stockholders. Because our business is highly regulated, the laws, rules, regulations and supervisory guidance and policies applicable to us are subject to regular modification and change. We are now also subject to supervision, regulation and investigation by the United States Department of the Treasury and the Office of the Special Inspector General for the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 by virtue of our participation in the Capital Purchase Program (“CPP”).

     Any future increases in FDIC insurance premiums might adversely impact our earnings. In 2009, the FDIC charged a “special assessment” on each insured depository institution’s assets minus Tier 1 capital. Our special assessment amounted to $1.1 million. In 2009, the FDIC also raised our annual assessment rate. It is possible that the FDIC may impose additional special assessments in the future or further increase our annual assessment, which could adversely affect our earnings.

     We may be adversely affected by the soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to different institutions and counterparties, and we execute transactions with various counterparties in the financial industry, including federal home loan banks, commercial banks, brokers and dealers, investment banks and other institutional clients. Defaults by financial services institutions, and even rumors or questions about one or more financial services institutions or the financial services industry in general, have led to market wide liquidity problems in prior years and could lead to losses or defaults by us or by other institutions. Any such losses could materially and adversely affect our results of operations.

     We have engaged in and may continue to engage in further expansion through acquisitions, including FDIC-assisted transactions, which could negatively affect our business and earnings. Our earnings, financial condition, and prospects after a merger or acquisition depend in part on our ability to successfully integrate the operations of the acquired company. We may be unable to integrate operations successfully or to achieve expected cost savings. Any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

     Acquiring other banks or businesses involves various risks commonly associated with acquisitions, including, among other things:
  potential exposure to unknown or contingent liabilities of the target company;

  exposure to potential asset quality issues of the target company;

  difficulty and expense of integrating the operations and personnel of the target company;

  potential disruption to our business;

  potential diversion of our management’s time and attention;

  the possible loss of key employees and customers of the target company;

  difficulty in estimating the value (including goodwill) of the target company; and

  potential changes in banking or tax laws or regulations that may affect the target company.
     We periodically evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place, and future mergers or acquisitions involving cash, debt or equity securities may occur, at any time. Acquisitions may involve the payment of a premium over book and market values, and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, reimbursements of losses from the FDIC, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations. Finally, to the extent that we issue capital stock in connection with transactions, such transactions and related stock issuances may have a dilutive effect on earnings per share of our common stock and share ownership of our stockholders.

     We may not be able to attract and retain skilled people. Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we are engaged can be intense and we may not be able to hire or retain the people we want and/ or need. Although we maintain employment agreements with certain key employees, and have incentive compensation plans aimed, in part, at long-term employee retention, the unexpected loss of services of one or more of our key personnel could still occur, and such events may have a material adverse impact on our business because of the loss of the employee’s skills, knowledge of our market, and years of industry experience and the difficulty of promptly finding qualified replacement personnel.

     Pursuant to our participation in the CPP, we adopted certain standards for executive compensation and corporate governance for the period during which the United States Department of the Treasury holds the equity issued pursuant to our participation in the CPP, including the common stock that may be issued pursuant to the CPP Warrant. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers, although certain restrictions apply to as many as 25 of our most highly compensated employees.

     The restrictions severely limit the amount and types of compensation we can pay our executive officers and key employees, including a complete prohibition on any severance or other compensation upon termination of employment, significant caps on bonuses and retention payments. Such restrictions may impede our ability to attract and retain skilled people in our top management ranks.

     We may need to raise additional capital in the future, and such capital may not be available to us or may only be available on unfavorable terms. We may need to raise additional capital in the future in order to support any additional provisions for loan losses and loan charge-offs, to maintain our capital ratios or for other reasons. The condition of the financial markets may be such that we may not be able to obtain additional capital or the additional capital may only be available on terms that are not attractive to us.

     Recently enacted financial reform legislation and rules promulgated thereunder may adversely affect us. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), was signed into law by President Obama on July 21, 2010. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States, establishes the new federal Bureau of Consumer Financial Protection (the “BCFP”), and will require the BCFP and other federal agencies to implement many new rules.

     Among the many requirements in the Dodd-Frank Act for new banking regulations is a requirement for new capital regulations to be adopted within 18 months. These regulations must be at least as stringent as, and may call for higher levels of capital than, current regulations. Generally, trust preferred securities will no longer be eligible as Tier 1 capital, but the Company’s currently outstanding trust preferred securities will be grandfathered and its currently outstanding TARP preferred securities will continue to qualify as Tier 1 capital.

     Certain provisions of the Dodd-Frank Act are expected to have a near term impact on us. For example, one year after the date of its enactment, the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense. The Dodd-Frank Act also permanently increases the general limit on deposit insurance for banks to $250,000 and non-interest-bearing transaction accounts and IOLTA accounts have unlimited deposit insurance through December 31, 2012.

     The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the federal banking regulators to issue rules prohibiting incentive compensation that encourages inappropriate risks.

     The Dodd-Frank Act creates a new Bureau of Consumer Financial Protection with broad powers to supervise and enforce consumer protection laws. The Bureau will have broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit unfair, deceptive or abusive acts and practices.

     The Dodd-Frank Act and the resulting regulations will likely affect the Company’s business and operations in other ways which are difficult to predict at this time. However, compliance with these new laws and regulations will result in additional costs, which may adversely impact the Company’s results of operations, financial condition or liquidity, any of which may impact the market price of the Company’s common stock.

Risks Relating to Our Common Stock

     The price of our common stock may be volatile or may decline. The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

  failure to meet analysts’ revenue or earnings estimates;

  speculation in the press or investment community;

  strategic actions by us or our competitors, such as acquisitions or restructurings;

  actions by institutional stockholders;

  fluctuations in the stock prices and operating results of our competitors;

  general market conditions and, in particular, developments related to market conditions for the financial services industry;

  proposed or adopted regulatory changes or developments;

  anticipated or pending investigations, proceedings or litigation that involve or affect us; or

  domestic and international economic factors unrelated to our performance.
     The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified under the section of this prospectus supplement titled “Forward-Looking Statements.” The capital and credit markets have been experiencing volatility and disruption for more than a year. Current levels of market volatility are unprecedented. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength or operating results. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

     An investment in our common stock is not insured and you could lose the value of your entire investment. An investment in our common stock is not a savings account, deposit or other obligation of our bank subsidiary, any non-bank subsidiary or any other bank, and such investment is not insured or guaranteed by the FDIC or any other governmental agency. As a result, if you acquire our common stock, you may lose some or all of your investment.

     Our ability to pay dividends is limited by various statutes and regulations and depends primarily on the Bank’s ability to distribute funds to us, and is also limited by various statutes and regulations. Enterprise Financial Services Corp depends on payments from the Bank, including dividends, management fees and payments under tax sharing agreements, for substantially all of Enterprise Financial Services Corp’s revenue. Federal and state regulations limit the amount of dividends and the amount of payments that the Bank may make to Enterprise Financial Services Corp under tax sharing agreements. See “Regulatory Considerations” and “Dividend Policy” in this prospectus supplement and “Description of Common Stock – Dividends” in the accompanying prospectus. In certain circumstances, the Missouri Division of Finance, FDIC or Federal Reserve could restrict or prohibit the Bank from distributing dividends or making other payments to us. In the event that the Bank was restricted from paying dividends to Enterprise Financial Services Corp or making payments under the tax sharing agreement, Enterprise Financial Services Corp may not be able to service its debt, pay its other obligations or pay dividends on the Series A Preferred Stock or pay dividends on its common stock. If we are unable or determine not to pay dividends on our outstanding equity securities, the market price of such securities could be materially adversely affected.

     The terms of our outstanding preferred stock limit our ability to pay dividends on and repurchase our common stock, and there can be no assurance of any future dividends on our common stock. The terms of our Series A Preferred Stock provide that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by the United States Department of the Treasury to third parties, we may not, without the consent of the United States Department of the Treasury, (a) increase the cash dividend on our common stock above $0.0525 per share per quarter or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than shares of our Series A Preferred Stock. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so.

     Our outstanding preferred stock impacts net income available to our common stockholders and earnings per common share. The dividends declared and the accretion of discount on our outstanding Series A Preferred Stock reduce the net income available to common stockholders and our earnings per common share. Our outstanding Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

     Holders of the Series A Preferred Stock may, under certain circumstances, have the right to elect two directors to our board of directors. In the event that we fail to pay dividends on the Series A Preferred Stock for an aggregate of six or more quarters (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of the Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights voting as a single class, will be entitled to elect the two additional directors at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.

     Holders of the Series A Preferred Stock have voting rights in certain circumstances. Except as otherwise required by law and in connection with the rights to elect directors as described above, holders of the Series A Preferred Stock have voting rights in certain circumstances. So long as shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A Preferred Stock outstanding is required for (1) any authorization or issuance of shares ranking senior to the Series A Preferred Stock; (2) any amendment to the rights of the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A Preferred Stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A Preferred Stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of Series A Preferred Stock.

     There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock. Except as described under “Underwriting” in this prospectus supplement, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.

     Additionally, the ownership interest of holders of our common stock will be diluted to the extent the CPP Warrant is exercised for up to 324,074 shares of our common stock. Although the United States Department of the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the CPP Warrant, a transferee of any portion of the CPP Warrant or of any shares of common stock acquired upon exercise of the CPP Warrant is not bound by this restriction. In addition, to the extent options to purchase common stock under our employee stock option plans are exercised, holders of our common stock could incur additional dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our stockholders.

     The market price of our common stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

     In addition, the terms of the CPP Warrant include an anti-dilution adjustment, which provides that, if we issue common stock or securities convertible into or exercisable, or exchangeable for, common stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date we agree to sell such shares, the number of shares of our common stock to be issued would increase, and the per share price of the common stock to be purchased pursuant to the warrant would decrease. This anti-dilution adjustment is not applicable to the issuance of shares in this offering.

     Our outstanding debt securities restrict our ability to pay dividends on our capital stock. We have outstanding subordinated debentures issued to statutory trust subsidiaries, which have issued and sold preferred securities in the Trusts to investors.

     If we are unable to make payments on any of our subordinated debentures for more than 20 consecutive quarters, we would be in default under the governing agreements for such securities and the amounts due under such agreements would be immediately due and payable. Additionally, if for any interest payment period we do not pay interest in respect of the subordinated debentures (which will be used to make distributions on the trust preferred securities), or if for any interest payment period we do not pay interest in respect of the subordinated debentures, or if any other event of default occurs, then we generally will be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including the common stock, during the next succeeding interest payment period applicable to any of the subordinated debentures, or next succeeding interest payment period, as the case may be.

     Moreover, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the common stock. In the event that our existing or future financing agreements restrict our ability to pay dividends in cash on the common stock, we may be unable to pay dividends in cash on the common stock unless we can refinance amounts outstanding under those agreements. In addition, if we are unable or determine not to pay interest on our subordinated debentures, the market price of our common stock could be materially adversely affected.

     Anti-takeover provisions could negatively impact our stockholders. Provisions of Delaware law and of our certificate of incorporation, as amended, and bylaws as well as various provisions of federal and Missouri state law applicable to bank and bank holding companies could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. We are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation, as amended, authorizes our board of directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal. In the event of a proposed merger, tender offer or other attempt to gain control of the Company, our board of directors would have the ability to readily issue available shares of preferred stock as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could occur whether or not our stockholders favorably view the merger, tender offer or other attempt to gain control of the Company. These and other provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interests of our stockholders. Although we have no present intention to issue any additional shares of our authorized preferred stock, there can be no assurance that the Company will not do so in the future.

USE OF PROCEEDS

At the offering price of $12.75 per share, we will receive net proceeds from the offering of the common stock of approximately $28,196,210 (approximately $32,485,641 if the underwriter’s option to purchase additional shares is exercised in full), after underwriting commissions and expenses. Our management will retain broad discretion in the allocation of the net proceeds from this offering. We intend to use the net proceeds of the offering for general corporate purposes. These purposes may include funding working capital needs, supporting growth and regulatory capital needs, expanding through acquisitions or redemption of other securities outstanding from time to time. The precise amounts and timing of the application of proceeds will depend on the requirements of the Company and its subsidiaries and affiliates.

CAPITALIZATION

     The following table shows our consolidated capitalization (unaudited) as of March 31, 2011 on a historical basis and on an as adjusted basis to reflect the sale of the shares of our common stock offered by us in this offering. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus supplement.

	March 31, 2011
(in thousands, except per share data)	Actual	As adjusted1
	(unaudited)
Long-term debt:
Subordinated debentures	$85,081	$85,081
Federal Home Loan Bank advances	107,300	107,300
Total long-term debt	$192,381	$192,381

Shareholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; 35,000 shares of Fixed Rate Cumulative
Preferred Stock, Series A issued and outstanding	$32,707	$32,707
Common stock, $0.01 par value; 30,000,000 shares
authorized; 15,016,977 and 17,402,977 shares issued,
respectively	150	174
Treasury Stock, at cost; 76,000 shares	(1,743)	(1,743)
Additional paid in capital	134,664	162,836
Retained earnings	24,992	24,992
Accumulated other comprehensive income	245	245
Total shareholders’ equity	$191,015	$219,211

Common book value per share	$10.60	$10.76
Tangible common equity to tangible assets	5.22%	6.13%
Tier 1 common equity to risk-weighted assets	7.51%	8.86%
Regulatory Capital Ratios:
Leverage ratio (Tier 1 capital to average assets)	8.60%	9.91%
Tier 1 capital to risk weighted assets	12.16%	13.96%
Total capital to risk weighted assets	14.34%	15.68%

1 Reflects the sale of 2,386,000 shares of common stock by us in this offering at $12.75 per share and the receipt of net proceeds of $28,196,210 after deducting underwriting discounts and our estimated expenses. If the underwriters’ over-allotment option is exercised in full, additional paid in capital will increase by $4,285,853.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock trades on NASDAQ under the symbol “EFSC.” As of May 18, 2011, there were 14,945,038 shares of our common stock outstanding. The last reported sales price per share of our common stock on May 18, 2011 as reported by NASDAQ was $13.56. The following table provides the high and low sales prices per share during the periods indicated as reported on NASDAQ and dividends paid per share of our common stock during such periods.

	Low Sale	High Sale	Common Stock
	Price	Price	Dividends
2011:
Second Quarter through May 18, 2011	$13.00	$15.00	$—
First Quarter ended March 31, 2011	$10.52	$14.10	$0.0525

2010:
Fourth Quarter ended December 31, 2010	$8.62	$10.98	$0.0525
Third Quarter ended September 30, 2010	$7.95	$10.97	$0.0525
Second Quarter ended June 30, 2010	$8.86	$11.88	$0.0525
First Quarter ended March 31, 2010	$7.51	$12.28	$0.0525

2009:
Fourth Quarter ended December 31, 2009	$7.00	$9.45	$0.0525
Third Quarter ended September 30, 2009	$8.79	$12.25	$0.0525
Second Quarter ended June 30, 2009	$7.75	$11.46	$0.0525
First Quarter ended March 31, 2009	$7.44	$15.25	$0.0525

DIVIDEND POLICY

     Holders of common stock are entitled to dividends as and when declared by our board of directors out of funds legally available for the payment of dividends. Although we have historically paid cash dividends on our common stock, we are not required to do so. The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. Substantially all of the revenues of the Company available for payment of dividends derive from amounts paid to it by its subsidiaries, including the Bank. Such amounts paid by institutions such as the Bank are subject to restrictions tied to the institution’s earnings, and compliance with the standards set forth in Federal Reserve’s guidelines could limit the amount of dividends that we and our affiliates may pay in the future. See “Regulatory Considerations” in this prospectus supplement.

     The terms of our Series A Fixed Rate Cumulative Perpetual Preferred Stock and our outstanding subordinated debt also limit our ability to pay dividends on our common stock. Prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock have been redeemed by us or transferred by the United States Department of the Treasury to third parties, we may not increase the cash dividend on our common stock above $0.0525 per share per quarter without the consent of the United States Department of the Treasury. Moreover, if we are not current in our payment of dividends on our Series A Fixed Rate Cumulative Perpetual Preferred Stock or in our payment of interest on our outstanding subordinated debt, we may not pay dividends on our common stock.

REGULATORY CONSIDERATIONS

     As a financial holding company under the Bank Holding Company Act of 1956, as amended, Enterprise Financial Services Corp is subject to regulation, supervision and examination by the Federal Reserve. Enterprise Bank is subject to regulation, supervision and examination by the Missouri Division of Finance and the FDIC. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to the Company, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any subsequent reports the Company files with the SEC, which are incorporated by reference into the accompanying prospectus.

UNDERWRITING

     We are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through Keefe, Bruyette & Woods, Inc., as sole underwriter (the “Underwriter”). We have entered into an underwriting agreement with the Underwriter, dated May 18, 2011 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, the Underwriter has agreed to purchase the number of shares of common stock set forth on the cover of this prospectus supplement from us.

     Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriter.

     In connection with this offering, the Underwriter or securities dealers may distribute prospectuses electronically.

     Certain of our executive officers and directors are expected to purchase shares of our common stock in this offering at the public offering price set forth on the cover of this prospectus supplement. Any shares purchased by our executive officers or directors will be subject to the lock-up agreements described below.

Commissions and discounts

     Shares of common stock sold by the Underwriter to the public will be offered initially at the offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriter to securities dealers may be sold at a discount of up to $0.459 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriter to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the Underwriter may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriter.

     The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriter, assuming both no exercise and full exercise of the underwriter’s option to purchase an additional 357,900 shares of common stock:

	Per Share	No Exercise	Full Exercise
Public offering price	$12.75	$30,421,500	$34,984,725
Underwriting discount	$0.765	$1,825,290	$2,099,084
Proceeds, before expenses, to us	$11.985	$28,596,210	$32,885,641

     We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriter, will be approximately $400,000.

Over-allotment option

     We have granted the Underwriter an option to buy up to 357,900 additional shares of our common stock at the public offering price less underwriting discounts and commissions. The Underwriter may exercise this option, in whole or from time to time, solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriter has 30 days from the date of this prospectus supplement to exercise this option.

No sales of similar securities

     We and our executive officers and directors have entered into lock-up agreements with the Underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the Underwriter, subject to limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. These restrictions will be in effect for a period of 90 days after the date of the Underwriting Agreement. At any time and without public notice, the Underwriter may, in its sole discretion, release all or some of the securities from these lock-up agreements.

     The 90-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Indemnification and contribution

     We have agreed to indemnify the Underwriter and its affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter, its affiliates and its controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Select Market Listing

     Our common stock is listed on the NASDAQ Global Select Market under the symbol “EFSC.”

Price stabilization and short positions

     In connection with this offering, the Underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:
  stabilizing transactions;

  short sales; and

  purchases to cover positions created by short sales.
     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the

Underwriter of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

     The Underwriter may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriter at any time. The Underwriter may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.

Passive market making

     In connection with this offering, the Underwriter may engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriter is not required to engage in passive market making and may end passive market making at any time.

Affiliations

     The Underwriter and its affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

     The Underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling restrictions

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

     (a) to legal entities which are qualified investors as defined in the Prospectus Directive;

     (b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

     (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

     The Underwriter has represented and agreed that:

     (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

     (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

CERTAIN LEGAL MATTERS

     Certain legal matters, including the validity of the common stock to be issued by us through this prospectus supplement, relating to the offering of the common stock will be passed upon for us by Greensfelder, Hemker & Gale, P.C., St. Louis, Missouri. Joseph D. Lehrer, an attorney with Greensfelder, Hemker & Gale, P.C., holds 11,043 shares of our common stock. Certain legal matters will be passed upon for the Underwriter by Vedder Price P.C., Chicago, Illinois.

EXPERTS

     The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Enterprise Financial Services Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2009 and 2008, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.enterprisebank.com. However, the information on our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC’s rules allow us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus certain information in the documents that we file with it, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference into this prospectus supplement and the accompanying prospectus is considered to be a part of this prospectus supplement and the accompanying prospectus from the date we file such incorporated document. Any information filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement, the accompanying prospectus or incorporated herein or therein by reference.

     We incorporate by reference into this prospectus supplement and the accompanying prospectus each of the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” and not filed in accordance with SEC rules:
  Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 11, 2011, including any information specifically incorporated by reference in our Form 10-K from our Definitive Proxy Statement for our 2011 annual meeting of shareholders filed on March 11, 2011.

  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011.

  Our Current Reports on Form 8-K filed on January 11, 2011 and April 26, 2011.

  The description of the common stock of the Company contained in our registration statement filed on Form S-1 (333-14737) on October 24, 1996, including all amendments and reports filed for the purpose of updating such description.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Frank H. Sanfilippo
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500

PROSPECTUS

ENTERPRISE FINANCIAL SERVICES CORP

PREFERRED STOCK
COMMON STOCK
DEPOSITARY SHARES
DEBT SECURITIES
RIGHTS TO PURCHASE COMMON STOCK
PURCHASE CONTRACTS
WARRANTS
UNITS
______________________

     We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $35,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The securities may be sold through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution.” We will set forth in the related prospectus supplement the name of the underwriter or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale.

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

     The common stock of Enterprise Financial Services Corp is traded on the NASDAQ Global Select Market under the trading symbol “EFSC.” The last reported sale price of the common stock of EFSC on June 16, 2009 was $8.04 per share.

     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are not savings accounts, deposits or other obligations of our bank subsidiary, any non-bank subsidiary or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency.

The date of this prospectus is July 1, 2009.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. By using a shelf registration statement, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $35,000,000. In this prospectus, we use the term “securities” to refer to the preferred stock of EFSC, the common stock of EFSC, depositary shares, debt securities, rights, purchase contracts, warrants and units. For purposes of this prospectus, “debt securities” refers to both senior debt securities and subordinated debt securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we or any underwriter, dealer or agent sell securities pursuant to the registration statement, we will also from time to time provide one or more prospectus supplements containing specific information about the terms of a particular offering by us or the selling underwriter, dealer or agent. A prospectus supplement may add to, update or change information in this prospectus. If any information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and, if applicable, any prospectus supplement together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.”

     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement may be read at the SEC website or at the SEC office mentioned under the section of this prospectus titled “Where You Can Find More Information.”

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Enterprise Financial Services Corp, or EFSC, is a financial holding company incorporated in the State of Delaware and headquartered in Clayton, Missouri. In this prospectus, the “Company,” “we,” “our,” “ours,” and “us” refer to Enterprise Financial Services Corp and its subsidiaries on a consolidated basis, unless the context otherwise requires. References in this prospectus to “Enterprise Bank” mean Enterprise Bank & Trust, a Missouri trust company with banking powers, which is our principal subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.enterprisebank.com. However, the information on our website is not a part of, and is not incorporated into, this prospectus.

     The SEC’s rules allow us to “incorporate by reference” in this prospectus certain information in the documents that we file with it, which means that we can disclose important information to you by referring you to other documents without restating that information in this prospectus. The information incorporated by reference into this prospectus is considered to be a part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supercede any information contained in this prospectus or incorporated by reference in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or incorporated by reference.

     We incorporate by reference into this prospectus the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” and not filed in accordance with SEC rules:
  Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009.

  Definitive Proxy Statement filed with SEC on March 17, 2009.

  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009.

  Our Current Reports on Form 8-K filed on January 26, 2009, January 30, 2009, February 6, 2009, March 17, 2009, April 21, 2009 and April 27, 2009.

  The description of the common stock of EFSC, which is contained in a registration statement filed on Form S-1, by Registrant with the Commission on October 24, 1996, registration number 333-14737, including all amendments and reports filed for the purpose of updating such description.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Frank H. Sanfilippo
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500

     Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

     This prospectus is part of a registration statement we filed with the SEC which incorporates exhibits. You should read the exhibits to the registration statement carefully.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain or incorporate statements that are considered “forward-looking statements” within the meaning of United States securities laws. Forward-looking statements typically are identified with use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “potential,” “could” and similar words, although some forward-looking statements are expressed differently. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. You should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to: burdens imposed by federal and state regulation; changes in accounting regulation or standards of banks; credit risk; exposure to general and local economic conditions; risks associated with rapid increase or decrease in prevailing interest rates; consolidation within the banking industry; competition from banks and other financial institutions; our ability to attract and retain relationship officers and other key personnel and technological developments; and other risks discussed in more detail in the section titled “Risk Factors” below.

     Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis and expectations only as of the date of the statements. Forward-looking statements speak only as of the date they are made and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. Any investor in the Company should also consider all risks and uncertainties disclosed in our SEC filings described below under the section of this prospectus titled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

OUR COMPANY

     The following summary may not contain all of the information that may be important to you or that you should consider before deciding to purchase the securities, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the section of this prospectus titled “Risk Factors,” as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

     EFSC is a financial holding company that provides a full range of banking and wealth management services to individuals and corporate customers located in the St. Louis and Kansas City metropolitan markets through its banking subsidiary, Enterprise Bank & Trust. Enterprise Bank also operates a loan production office in Phoenix, Arizona. In addition, EFSC also owns Millennium Brokerage Group, LLC. Millennium is headquartered in Nashville, Tennessee and operates life insurance advisory and brokerage operations from fourteen offices serving life insurance agents, banks, CPA firms, property and casualty insurance groups, and financial advisors in 49 states. Enterprise Bank is subject to supervision and regulation by the Missouri Division of Finance.

     Our common stock is listed on the NASDAQ Global Select Market under the symbol “EFSC.” For a discussion of risks and uncertainties involved with an investment in our securities, see the section of this prospectus titled “Risk Factors.”

     Our principal executive offices are located at 150 N. Meramec, Clayton, Missouri 63105 and our telephone number is (314) 725-5500. Our website is http://www.enterprisebank.com.

RISK FACTORS

     Investing in our securities involves a high degree of risk. Before purchasing any of our securities, you should carefully read and consider each of the risk factors set forth in this prospectus and each of the documents incorporated by reference in this prospectus, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated by our subsequent Quarterly Report on Form 10-Q, each of which has been filed with the SEC and incorporated herein by reference, and the other information contained in this prospectus, the applicable prospectus supplement, or otherwise incorporated by reference herein (see the section of this prospectus titled “Where You Can Find More Information”). Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and operations. In any such case, you could lose all or a portion of your original investment.

USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of securities offered by this prospectus will be for one or more of the following: capital expenditures, repayment or refinancing of indebtedness or other securities from time to time, working capital, to make acquisitions, or for general corporate purposes. Pending such use, we may elect, if determined in our sole and absolute discretion, to temporarily invest net proceeds. We will disclose any proposal to use the net proceeds from any offering of securities in connection with an acquisition in the applicable prospectus supplement relating to such offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND
COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The Company’s ratios of earnings to fixed charges for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Three months ended	Years ended December 31,
	March 31, 2009 (1)	2008	2007	2006	2005	2004
Excluding interest on deposits	—	1.53x	4.09x	5.48x	6.74x	6.67x
Including interest on deposits	—	1.12x	1.43x	1.55x	1.75x	2.01x

(1)	Due to the Company’s $50.6 million loss (including a $45.4 million goodwill impairment charge) for the three months ended March 31, 2009, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $52.9 million to achieve a coverage ratio of 1:1.

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

     The Company’s ratios of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are as follows:

Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Three months ended	Years ended December 31,
	March 31, 2009 (1)	2008	2007	2006	2005	2004
Excluding interest on deposits	—	1.53x	4.09x	5.48x	6.74x	6.67x
Including interest on deposits	—	1.12x	1.43x	1.55x	1.75x	2.01x

(1)	Due to the Company’s $50.6 million loss (including a $45.4 million goodwill impairment charge) for the three months ended March 31, 2009, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $52.9 million to achieve a coverage ratio of 1:1.

Note: No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005 and 2004, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above.

DESCRIPTION OF SECURITIES WE MAY OFFER

     This prospectus contains summary descriptions of our preferred stock, our common stock, depositary shares, debt securities, rights, warrants and units that we may offer from time to time in one or more offerings together or separately. These summary descriptions are not meant to be complete descriptions of each of the securities. The particular terms of any offering of securities will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF OUR CAPITAL STOCK

     The following is a description of the material features, terms and provisions of our preferred stock and our common stock. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read our certificate of incorporation (as amended and together with all certificates of designations) and by-laws which have been filed with the SEC.

General

     Our authorized capital stock consists of:

     30,000,000 shares of the common stock, par value of $.01 per share, and

     5,000,000 shares of preferred stock, par value of $.01 per share.

     As of May 31, 2009, there were 12,833,777 shares of our common stock issued and outstanding and 35,000 shares of our preferred stock issued and outstanding. All 35,000 shares of preferred stock issued and outstanding consisted of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share (the “Series A Preferred Stock”), which we issued, along with a ten-year warrant to purchase 324,074 shares of our common stock for $16.20 per share, to the United States Department of the Treasury (“Treasury”) on December 19, 2008 pursuant to Treasury’s Capital Purchase Program.

     EFSC may amend its certificate of incorporation from time to time to increase the number of authorized shares of our common stock. Any such amendment would require the approval of the holders of a majority of EFSC’s stock entitled to vote. Our common stock is listed on the NASDAQ Global Select Market under the symbol “EFSC.”

Certain Restrictions on Capital Securities

     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a financial holding company such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

     We depend on dividends, distributions and other payments from our banking subsidiary, Enterprise Bank, to fund dividend payments on our common and preferred stock. Missouri state banking laws and regulations limit the amount of dividends or other capital distributions that Enterprise Bank may pay generally based on current operating earnings and regulatory capital requirements.

     In addition, Enterprise Bank is also subject to regulation and supervision by the Federal Deposit Insurance Corporation, or FDIC. The FDIC has the authority, after notice and a hearing, to prevent a depository institution under its jurisdiction from engaging in an unsafe or unsound practice. Depending on the financial condition of the depository institution, the payment of dividends could constitute an unsafe or unsound practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Description of Common Stock

     General

     When we offer to sell any common stock, we will describe the specific terms of the series in a supplement to this prospectus. The terms of any series of common stock may differ from the terms described below. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable.

     Dividends

     Generally speaking, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by the Company’s Board of Directors, out of assets that the Company may legally use to pay dividends. However, the ability of the Company to pay dividends on our common stock will be subject to the preferential rights of any outstanding shares of our preferred stock. Under the terms of our Series A Preferred Stock, we may not increase the dividend paid on our common stock above $0.0525 per share per quarter without the consent of the Treasury until the earlier to occur of (i) December 19, 2012, (ii) the date on which all of our preferred stock issued to the Treasury is redeemed in whole, or (iii) the Treasury has transferred all of the shares of our preferred stock that it currently holds to third parties. In addition, our ability to declare or pay dividends or distributions on, or repurchase shares of our common stock will be subject to restrictions in the event we fail to declare and pay full dividends on our Series A Preferred Stock (or set aside a sum sufficient for payment thereof).

     Voting Rights

     Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of our common stock have the exclusive power to vote on all matters presented to EFSC’s stockholders, including the election of directors; provided, that holders of our preferred stock may have the exclusive right to elect directors in certain circumstances, including, without limitation, if we fail to make certain dividend payments. Holders of our common stock are entitled to one vote per share, provided that holders of our common stock have the right to cumulate votes in the election of directors.

     Liquidation/Dissolution Rights

     Generally speaking, the rights of holders of our common stock to receive proceeds from the liquidation or dissolution of EFSC will be subordinate to the preferential rights of holders of any preferred stock or other senior securities. In the event EFSC voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of our issued and outstanding preferred stock will be entitled to receive an amount per share equal to a fixed liquidation preference per share applicable to each series of preferred stock, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of our preferred stock will be entitled to receive such total liquidation amount out of EFSC’s assets that are available for distribution to stockholders, after payment or provision for payment of EFSC’s debts and other liabilities but before any distribution of assets is made to holders of our common stock. Subject to these preferential rights of our preferred stock and the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that EFSC may legally use to pay distributions after EFSC pays or makes adequate provision for all of EFSC’s debts and liabilities if EFSC is liquidated, dissolved or its affairs are wound up.

     Other Rights

     Holders of our common stock do not have preemptive rights under the Delaware General Corporation Law, or EFSC’s certificate of incorporation (as amended and together with all certificates of designations) or by-laws. Shares of our common stock are not redeemable and have no subscription or conversion rights.

     Transfer Agent

     The transfer agent and registrar for our common stock is Computershare, Inc., in Canton, Massachusetts.

     Restrictions on Ownership

     The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Description of Preferred Stock

     General

     The following summary contains a description of the general terms of the preferred stock that we may issue. When we offer to sell a particular series of our preferred stock, we will describe the specific terms of the series in a supplement to this prospectus. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the certificate of designations with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

     Terms of Each Series of Preferred Stock

     EFSC’s Board of Directors is authorized, without further action by our stockholders but subject to EFSC’s certificate of incorporation (as amended and together with all certificates of designations) and applicable law, to issue preferred stock in one or more series. The Board of Directors may fix by resolution the terms of a series of preferred stock, including without limitation: dividend rates and any preference of dividends; any conversion rights; any terms of redemption; any liquidation preferences; the number of shares constituting each such series; any right to appoint directors to our Board of Directors under certain circumstances and any voting rights. Any shares of preferred stock issued in accordance with the terms of the applicable agreement, will upon full payment of the issuance price be fully paid and non-assessable. Any preferred stock issued by the Company will have a junior position to our preferred stock issued to the Treasury in connection with our participation in the Capital Purchase Program.

     Under the terms of our Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or repurchase shares of any junior preferred stock will be subject to restrictions in the event we fail to declare and pay full dividends on our preferred stock (or set aside a sum sufficient for payment thereof).

     Rank

     Upon our dissolution, liquidation or winding up, holders of preferred stock are entitle to receive our of our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to holders of shares of all series of preferred stock, such assets will be distributed to such holders on a pro rata basis in proportion to the amounts payable on those shares.

     The terms of the Series A Preferred Stock provide that we must obtain the approval of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock in order to amend our certificate of incorporation or the certificate of designation for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or issue, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or payments upon our liquidation, dissolution or winding up. Dividends are payable quarterly on the Series A Preferred Stock at a rate of 5% per annum from the date of issuance through but excluding February 15, 2014 and at a rate of 9% per annum on and after February 15, 2014. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends on the Series A Preferred Stock.

     Voting Rights

     Except as indicated in the applicable prospectus supplement or except as otherwise from time to time required by applicable law, the holders of our preferred stock will have no voting rights.

Certain Anti-takeover Effects

     EFSC’s certificate of incorporation (as amended and together with all certificates of designations) and bylaws contain various protective provisions that would have the effect of impeding an attempt to change or remove EFSC’s Board of Directors or to gain control of its outstanding capital stock, as well as provisions that limit liability or provide indemnification for directors and executive officers. These provisions are discussed in more detail below.
  Authorized but Unissued Stock. Authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and/or preferred stock may enable EFSC’s Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of EFSC by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of EFSC’s management.

  Limitations on Liability. EFSC’s certificate of incorporation (as amended and together with all certificates of designations) contains a provision which, subject to the exceptions described below, indemnifies EFSC’s directors from individual liability to EFSC or its stockholders for monetary damages for any breach of such director’s fiduciary duty as a director. This provision does not indemnify the director (i) for violating his duty of loyalty to EFSC or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware General Corporation Law, or DGCL, relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the bylaws of EFSC require EFSC to indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director or officer of EFSC. Such directors and officers are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of EFSC’s certificate of incorporation described in the preceding paragraph. Finally, EFSC’s Board of Directors has the authority to extend to its employees and agents the same indemnification rights held by officers and directors, subject to all the accompanying conditions and obligations.

  Directors. EFSC’s bylaws provide that any or all of EFSC’s directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, subject to applicable provisions of the DGCL.

  Special Meetings of Stockholders. EFSC’s bylaws provide that special meetings of stockholders may be called at any time by the EFSC’s Chairman of the Board, President or Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Special meetings of stockholders may also be called upon the written request of holders of at least 50% of all of the issued and outstanding shares entitled to vote, provided that they shall make written application to EFSC’s Secretary stating the time, place and purpose or purposes of the special meeting.

DESCRIPTION OF DEPOSITARY SHARES

     The following is a description of the material features, terms and provisions of depositary shares that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those depositary shares, which may contain a deposit agreement and depositary receipts or other transaction documents related to an offering of depositary shares, and any other offering materials that we may provide. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus and any general terms outlined in this section of the prospectus that will not apply to those depositary shares.

     We may offer fractional interests in our debt securities or fractional shares of our preferred stock or our common stock. If we elect to do so, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interests in debt securities or fractional shares of our preferred stock or our common stock, as the case may be, in the form of depositary shares.

     The debt securities, preferred stock or common stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of debt securities, our preferred stock or our common stock, as the case may be, represented by the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights related to such debt securities, preferred stock and common stock. If necessary, the applicable prospectus supplement will provide a description of any U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the debt securities or fractional shares of our preferred stock or our common stock, you will receive depositary receipts as described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of our preferred stock or our common stock underlying the depositary shares.

     While the final depositary receipts are being prepared, we may, at our option, order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. Holders of such temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. In addition, holders of the temporary depositary receipts would be able to exchange them for the final depositary receipts at our expense.

DESCRIPTION OF DEBT SECURITIES

     The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.

     We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

     We are a holding company and conduct substantially all of our operations though subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, Enterprise Bank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit as creditors of EFSC from such distribution) is junior to creditors of that subsidiary.

     We may issue senior debt securities or subordinated debt securities under one or separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and subordinated debt indentures are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.” The particular terms of a series of debt securities will be described in an prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

     Any indentures will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

     The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

     Some of the debt securities may be issued as original issue discount debt securities. Such original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

     We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

     Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material that we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture pursuant to which such debt securities are issued.

     Holders may be able to transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee.

     We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.

DESCRIPTION OF RIGHTS

     The following is a description of the material features, terms and provisions of the rights to purchase shares of our preferred stock, our common stock or other securities that we may offer to our stockholders. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which may contain a rights purchase agreement or other transaction documents related to an offering of rights to purchase our common stock, and any other offering materials that we may provide.

     Rights may be issued independently or together with any other offered securities and may or may not be transferred by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting agreement or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be used under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

     The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others: the date of determining the stockholders entitled to the rights distribution, the aggregated number of rights issued and the aggregate number of shares of our preferred stock, our common stock or other securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence, the date on which the right will expire and any applicable United State Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement.

     Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of our preferred stock, our common stock or our other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights as provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

     Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of our preferred stock, our common stock or other securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

     For information about shares of our preferred stock, shares of our common stock, or depositary shares, see “Description of Preferred Stock,” “Description of Common Stock,” “Description of Capital Stock,” and “Description of Depositary Shares,” respectively.

DESCRIPTION OF PURCHASE CONTRACTS

     In this section, we describe the general terms and provisions of the purchase contracts that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which will describe the specific terms of the applicable purchase contract, and any other offering materials that we may provide.

     The purchase contracts will represent contracts obligating holders to purchase from or sell to the Company, and obligating the Company to purchase from or sell to the holders, a specified or variable number of our debt securities, shares of our preferred stock, shares of our common stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares or other securities to be delivered pursuant to such purchase contract upon the occurrence of certain events. We may issue the purchase contracts in such amounts and in as many distinct series as we wish.

     The purchase contracts may be entered into separately or as a part of units consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders of the purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a manner specified in the applicable prospectus supplement.

     The prospectus supplement relating to any purchase contracts we may offer will include specific terms relating to the offering, including, among others, whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our securities and the nature and amount of each of those securities, or the method of determining those amounts; whether the purchase contracts are to be prepaid, settled by delivery or by reference or linkage to the value, performance or level of our securities; and any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts.

     For information about shares of our preferred stock, shares of our common stock, or depositary shares, see “Description of Preferred Stock,” “Description of Common Stock,” “Description of Capital Stock,” and “Description of Depositary Shares,” respectively.

DESCRIPTION OF WARRANTS

     In this section, we describe the general terms and provisions of the warrants to purchase our preferred stock, our common stock or other securities that we may offer. This summary does not purport to be complete and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which will describe the specific terms of the applicable warrant agreement, and any other offering materials that we may provide.

     We may issue warrants in such amounts or in as many distinct series as we wish. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with such warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

     For information about shares of our preferred stock, shares of our common stock, or depositary shares, see “Description of Preferred Stock,” “Description of Common Stock,” “Description of Capital Stock,” and “Description of Depositary Shares,” respectively.

DESCRIPTION OF UNITS

     The following is a description of some of the material features, terms and provisions of the units that we may offer. This summary does not purport to be complete and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement and any other offering materials that we may provide. The applicable prospectus supplement and other offering materials relating to the units we may offer will include specific terms relating to the offering, including, among others, the designation and terms of the units and of the combination of securities comprising the units; whether and under what circumstances those securities may be held or transferred separately; and any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units.

     We may issue units in such amounts and in as many distinct series as we wish, subject to applicable law. We may issue units comprised of one or more of the securities described in this prospectus, in any combination thereof. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

     The provisions described in this section, as well as those described under “Description of Preferred Stock,” “Description of Common Stock,” “Description of Capital Stock,” “Description of Warrants,” “Description of Debt Securities” and “Description of Purchase Contracts”, will apply to the securities included in each unit, to the extent relevant.

PLAN OF DISTRIBUTION

     The securities described in this prospectus may be sold in any of the following ways (or in any combination): (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers (through a specific bidding or auction process or otherwise).

     At the time a particular offer of securities is made, if required, we will also provide a prospectus supplement that sets forth certain specific terms of the offering, including: (1) the name or names of any underwriters, dealers or agents and the type and amount of securities underwritten or purchased by each of them, (2) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and (3) any delayed delivery arrangements. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions: (1) either at a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to the prevailing market prices, or (4) at negotiated prices.

     In connection with the sale of securities, underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. If a dealer is utilized to sell the securities, we may sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at any time of resale. Any discounts, concessions or commissions as to any particular underwriter, dealer or agent may be in excess of those customary in the types of transactions involved.

     In offering the securities covered by this prospectus, underwriters, dealers and agents may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, in connection with sales of the securities, and any profits realized by them on the resale of the securities and the compensation received by them from us may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter, dealer or agent will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act of 1933, as amended, and Rule 10b-5 under the Exchange Act of 1934, as amended.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for the solicitation of such contracts.

     Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

     Unless otherwise indicated in the applicable prospectus supplement, we do not intend to apply for the listing of any series of warrants or rights. If warrants or rights are sold to or through underwriters, the underwriters may make a market in such securities, as permitted by applicable law and regulations. No underwriter would be obligated, however, to make a market in such securities, and any such market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, any warrants, rights or any series thereof.

     Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, which includes sales made directly on or through NASDAQ Global Select Market, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended, may apply to sales of securities pursuant to this prospectus and to the activities of the selling underwriters, dealers or agents. In addition, we will make copies of this prospectus available to the selling underwriters, dealers or agents for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act of 1933, as amended.

LEGAL MATTERS

     In connection with the particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Greensfelder, Hemker & Gale, P.C., St. Louis, Missouri. Certain legal matters in connection with an offering pursuant to this prospectus will be passed upon for the underwriters and/or agents by a law firm named in the applicable prospectus supplement.

EXPERTS

     Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,386,000 Shares

Enterprise Financial Services Corp

Common Stock

Keefe, Bruyette & Woods